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RITE AID CORPORATION
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Byron Purcell	Pete Strella
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FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES BOARD AND GOVERNANCE CHANGES

Nominates Three New Independent Directors to Board

Separates Chairman and CEO Roles; Appoints Bruce G. Bodaken as Chairman

CAMP HILL, Pa. — (Sept. 27, 2018) — Rite Aid Corporation (NYSE: RAD) today announced changes to its Board composition and governance structure, including the nomination of three new independent directors and the separation of the positions of Chairman and Chief Executive Officer.

The three new independent director nominees — Robert E. Knowling, Jr., Louis P. Miramontes and Arun Nayar — will stand for election at the 2018 Annual Meeting of Stockholders, which is scheduled to be held at 8:30 a.m. ET on Tuesday, Oct. 30, 2018 at the Marriott Marquis Hotel, 1535 Broadway, New York, NY. The new director nominees bring significant public company experience, strategic planning skills, and financial expertise that the Rite Aid Board will benefit from as it continues to focus on executing Rite Aid’s strategic plan, engaging with stockholders, and creating long-term stockholder value. Knowling, Miramontes and Nayar will replace current Rite Aid Directors David Jessick, Myrtle Potter and Frank Savage, who will not stand for re-election at the Annual Meeting. In addition to the three new independent nominees, Joseph B. Anderson, Jr., Bruce G. Bodaken, Kevin E. Lofton, Michael N. Regan, John T. Standley and Marcy Syms will stand for re-election to the Rite Aid Board.

The company also announced that it has decided to separate the positions of Chairman and Chief Executive Officer. Bruce G. Bodaken will hold the position of Chairman, effective at the 2018 Annual Meeting of Stockholders.

“These changes will significantly strengthen and enhance the Board’s governance oversight and reflect our commitment to aligning Rite Aid’s interests with those of stockholders,” said Mr. Bodaken. “Since terminating the transaction with Albertsons, we have engaged directly with many of our largest stockholders. Based on the valuable insight and input we have received, we are accelerating our effort to refresh the Board. We are pleased to welcome Bob, Lou and Arun, and believe their fresh perspectives will be significant assets as we continue to oversee the development and implementation of our strategy to best position Rite Aid to create long-term value for stockholders.”

Mr. Bodaken continued, “These changes are the first steps in reinvigorating our corporate governance practices and policies. Over the coming year, the Board will continue to seek stockholder input as we identify new candidates to further refresh the Board and consider other corporate governance enhancements.”

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New Independent Director Nominee Biographies

Robert E. Knowling, Jr. is currently Chairman of Eagles Landing Partners, which specializes in helping senior management formulate strategy, lead organizational transformations, and re-engineer businesses. Mr. Knowling also serves as an advisor-coach to chief executive officers. Mr. Knowling previously served as Chief Executive Officer of Telwares, a JP Morgan Chase/One Equity Partners Private Equity-owned company from 2005 to 2009. From 2001 to 2005, Mr. Knowling was Chief Executive Officer of the New York City Leadership Academy, an independent nonprofit corporation created by Chancellor Joel I. Klein and Mayor Michael R. Bloomberg that is chartered with developing the next generation of principals in the New York City public school system. From 2001 to 2003, Mr. Knowling was Chairman and Chief Executive Officer of SimDesk Technologies, Inc. Prior to this, Mr. Knowling was Chairman, President and Chief Executive Officer of Covad Communications, a Warburg Pincus Private Equity backed start-up company. Mr. Knowling currently serves on the board of directors of Convergys Corporation, K12 Inc. and Roper Technologies Inc. Mr. Knowling previously served as a director of Ariba, Inc. until 2012, Heidrick & Struggles International, Inc. until 2015, Hewlett-Packard Company until 2005 and The Immune Response Corporation until 2005.

Louis P. Miramontes worked at KPMG LLP from 1976 to 2014, where he served in many leadership roles, including Managing Partner of the San Francisco office and Senior Partner for KPMG’s Latin American region. Mr. Miramontes was also an audit partner directly involved with providing audit services to public and private companies, which included working with client boards of directors and audit committees regarding financial reporting, auditing matters, SEC compliance and Sarbanes-Oxley regulations. Mr. Miramontes currently serves on the board of directors of Lithia Motors, Inc., one of the largest providers of personal transportation solutions in the U.S., and Oportun, Inc., a mission-driven financial services company.

Arun Nayar retired in December 2015 as Executive Vice President and Chief Financial Officer of Tyco International, a $10+ billion fire protection and security company, where he was responsible for managing the company’s financial risks and overseeing its global finance functions, including tax, treasury, mergers and acquisitions, audit, and investor relations teams. Mr. Nayar joined Tyco as Senior Vice President and Treasurer in 2008 and was also Chief Financial Officer of Tyco’s ADT Worldwide. From 2010 until 2012, Mr. Nayar was Senior Vice President, Financial Planning & Analysis, Investor Relations and Treasurer. Prior to joining Tyco, Mr. Nayar spent six years at PepsiCo, Inc., most recently as Chief Financial Officer of Global Operations and, before that, as Vice President and Assistant Treasurer - Corporate Finance. Mr. Nayar currently serves on the Board of Directors of Bemis Company, Inc., a manufacturer of packaging products, and TFI International Inc., a leader in the transportation and logistics industry. Mr. Nayar is also a Senior Advisor to McKinsey & Company and to a private equity firm, BC Partners.

About Rite Aid Corporation

Rite Aid Corporation (NYSE: RAD) is one of the nation’s leading drugstore chains with fiscal 2018 annual revenues of $21.5 billion. The company also owns EnvisionRxOptions, a multi-faceted healthcare and pharmacy benefit management (PBM) company supporting a membership base of more than 22 million members; RediClinic, a convenient care clinic operator with locations in Delaware, New Jersey, Pennsylvania, Texas and Washington; and Health Dialog, a leading provider of population health management solutions including analytics, a multi-channel coaching platform and shared decision-making tools. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

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